Exhibit 99.1

AGREEMENT TERMINATING FEE REIMBURSEMENT

AGREEMENT, made as of April 15, 2008 by GSCP (NJ), L.P., a Delaware limited partnership (the “Adviser”), to GSC Investment Corp., a Maryland corporation (the “Company”).

WITNESSETH:

WHEREAS, the Adviser entered into an investment management and advisory agreement with the Company dated March 21, 2007 to manage the portfolio of assets held by the Company, and an administration agreement dated March 21, 2007 to provide administrative services to the Company;

WHEREAS, by notification dated as of March 23, 2007 (the “Notification of Fee Reimbursement”), the Adviser voluntarily agreed to reimburse the Company to the extent the operating expenses of the Company (other than investment advisory and management fees and interest expense) exceeded 1.55% of the Company’s net assets attributable to common stock for a term of twelve months from the date thereof, and each twelve month period thereafter, unless otherwise agreed by the Adviser and the Company; and

WHEREAS, the Adviser and the Company wish to terminate such voluntarily reimbursement after the expiration of the initial twelve month term thereof;

NOW, THEREFORE, the Adviser and the Company hereby agree that the obligation of the Adviser to reimburse the operating expenses of the Company pursuant to the Notification of Fee Reimbursement shall be terminated effective as of March 23, 2008.

(signature page to follow)

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

GSCP (NJ), L.P. By: GSCP (NJ), Inc., as its General Partner

/s/ David L. Goret
Name: David L. Goret
Title: Senior Managing Director and Secretary

GSC INVESTMENT CORP.

/s/ Richard T. Allorto Jr.
Name: Richard T. Allorto Jr.
Title: Chief Financial Officer